Exhibit 99.1

Investor Contact:	Media Contact:

Fredrik Wiklund	Kathleen Rinehart
Senior Director, Investor Relations &	Director, Public Relations
Corporate Development	650-624-4948
650-624-4992	kathleen.rinehart@tercica.com
fredrik.wiklund@tercica.com

Tercica Reports Third Quarter Financial Results

—New Increlex Prescriptions increase by >35% for the second consecutive quarter—

BRISBANE, Calif. (November 2, 2006) – Tercica, Inc. (Nasdaq: TRCA) today announced financial results for the quarter and nine months ended September 30, 2006. Net product sales for the quarter ended September 30, 2006 totaled $316,000. The net loss for the quarter was $13.1 million, or $0.35 per share, compared to a net loss of $11.5 million, or $0.37 per share, for the third quarter of 2005.

Research and development expenses for the third quarter of 2006 were $3.5 million, compared to $5.7 million for the third quarter of 2005. Research and development expenses were lower in the third quarter of 2006 as the expenses in the prior year quarter included a license fee payment related to Tercica’s U.S. License and Collaboration Agreement with Genentech, and costs associated with production and validation of Tercica’s rhIGF-1 manufacturing process. Selling, general and administrative expenses for the third quarter of 2006 were $10.2 million, up from $6.4 million for the third quarter of 2005, due to increased expenses associated with commercial operations and medical education.

Tercica reported product sales of $567,000 for the nine months ended September 30, 2006. Net loss for the first nine months of 2006 was $42.0 million, or $1.14 per share, compared to $33.0 million, or $1.09 per share, for the first nine months of 2005. Total costs and expenses for the nine months ended September 30, 2006 were $45.1 million, compared to $33.9 million for the same period in 2005.

Cash, cash equivalents and short-term investments as of September 30, 2006 were $54.3 million, compared to $58.6 million as of December 31, 2005, reflecting net proceeds of $34.2 million from the common stock offering completed in January 2006, offset by $38.3 million in cash used in operating activities for the first nine months of 2006.

In October, in connection with the transaction with Ipsen, Tercica received cash proceeds of $77.3 million from the sale of newly issued shares and $11.8 million (net of withholding taxes) from the upfront Increlex™ licensing payment. Net of transaction expenses, the closing of the transaction provided Tercica with a cash infusion of approximately $86.2 million.

Recent Highlights and Updates

Increlex Launch

•	In the third quarter, new prescriptions for Increlex increased by 38% (from 89 to 123) over the second quarter.

•	At the end of the third quarter, a total of 277 prescriptions for Increlex had been written by 135 physicians.

•	In the third quarter compared to the second quarter, Increlex net revenue increased by 90% (from $166,000 to $316,000).

Ipsen Transaction

•	On October 16, 2006, Tercica and Ipsen (Euronext: IPN) announced the closing of a worldwide strategic collaboration in endocrinology. The transaction was finalized following approval by Tercica stockholders in a special meeting of stockholders held on October 12, 2006.

Somatuline® Autogel®

•	Earlier this week, Ipsen submitted a New Drug Application (NDA) for Somatuline® Autogel® to the U.S. Food and Drug Administration for the long-term treatment of patients with acromegaly who have had inadequate response to or cannot be treated with surgery and/or radiotherapy, and for the relief of symptoms associated with acromegaly.

•	The first product shipments of Somatuline® Autogel® to Canada will begin in the next few weeks. Tercica plans to launch Somatuline® Autogel® in Canada in January 2007.

Litigation

•	On October 31, 2006, in connection with the Company’s patent infringement litigation against Insmed Incorporated, the U.S. District Court for the Northern District of California issued an order denying Insmed’s motion for partial reconsideration of the Court’s June 30, 2006 order in which the Court ruled that Insmed had infringed claims 1, 2, and 9 of U.S. patent no. 6,331,414. Insmed had sought reconsideration of the Court’s infringement ruling on claims 1 and 2. The trial will begin on November 6, 2006.

Organizational

•	Chris Rivera, Senior Vice President of Commercial Operations has resigned from Tercica. Chris is leaving Tercica to become the Chief Executive Officer of a newly formed specialty pharmaceutical company.

Financial Guidance

For 2006, Tercica expects Increlex revenues of approximately $1 million and cash burn, including expenses related to the Ipsen/Tercica transaction, of $61 million to $65 million.

“We are encouraged by the continued positive momentum in our commercial launch of Increlex with new prescriptions increasing by more than 35% for the second consecutive quarter. Additionally, more than one in four of the Pediatric Endocrinologists we call on have now written at least one prescription for Increlex,” said John A. Scarlett M.D., Tercica’s President and Chief Executive Officer.

“We are also very pleased by the closing of the transaction with Ipsen,” added Dr. Scarlett. “We now have a second product in Somatuline Autogel prepared for launch in the Canadian market, with an NDA submission underway to gain marketing approval in the United States. We believe this transaction significantly enhances our business prospects and we are confident it provides us with a strong platform to create value for our shareholders.”

Conference Call and Webcast Information

Tercica’s senior management team will review third quarter financial results via conference call and webcast today beginning at 4:30 p.m. Eastern time. To access the live teleconference, please dial 888-803-8296 (U.S.) or 706-634-1250 (international), and reference the conference ID# 9455167. To access the webcast, please log on to the Company’s website at www.tercica.com.

A telephone replay will be available approximately two hours after the call for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 9455167. A replay of the webcast will be available on the company’s web site for 21 days at www.tercica.com.

About Tercica

Tercica is a biopharmaceutical company committed to improving endocrine health by partnering with the endocrine community to develop and commercialize new therapeutics for short stature and other metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company’s prospects and results, including that: (A) in Canada, product shipments of Somatuline® Autogel® will begin in the next few weeks and Tercica plans to launch Somatuline® Autogel® in January 2007; (B) Tercica believes there is positive momentum in the Increlex™ launch and expects Increlex™ revenues of approximately $1 million and cash burn, including expenses related to the Ipsen/Tercica transaction, of $61 million to $65 million; (C) Ipsen has an NDA filing underway to gain marketing approval of Somatuline® Autogel® in the United States; and (D) Tercica believes that the Ipsen transaction significantly enhances the Company’s business prospects and provides a strong platform to create value for shareholders. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the following: (i) Somatuline® Autogel® might never achieve marketing approval for the targeted indication, or any indication, in the United States on a timely basis, or at all; (ii) for the remainder of 2006, physicians may not prescribe Increlex™ at the rate Tercica expects; (iii) product shipments to and/or the commercial launch in Canada could be delayed; and (iv) the risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most recently Tercica’s Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 9, 2006. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

(In thousands, except per share data)

(Unaudited)

Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net product sales	$316	$—	$567	$—

Costs and expenses:
Cost of product sales	516	—	1,156
Research and development*	3,513	5,681	12,739	16,871
Selling, general and administrative*	10,162	6,393	31,252	17,031

Total costs and expenses	14,191	12,074	45,147	33,902

Operating loss	(13,875)	(12,074)	(44,580)	(33,902)

Interest expense	—	(106)	—	(899)
Interest and other income, net	812	662	2,564	1,774

Net loss	$(13,063)	$(11,518)	$(42,016)	$(33,027)

Basic and diluted net loss per share	$(0.35)	$(0.37)	$(1.14)	$(1.09)

Shares used to compute basic and diluted net loss per share	37,550	31,394	36,906	30,272

__________ * Includes non-cash stock-based compensation expense as follows:
Research and development	$525	$308	$1,502	$935
Selling, general and administrative	1,027	179	2,814	807

Total	$1,552	$487	$4,316	$1,742

	September 30,	December 31,
	2006	2005
		(1)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$54,277	$58,626
Restricted short-term investments	340	340
Total assets	63,477	66,316

Total liabilities	9,712	9,518
Total stockholders’ equity	53,765	56,798

(1)	Derived from the audited financial statements for the year ended December 31, 2005 included in the Company’s Form 10-K.

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